                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                         -------------------------

                                SCHEDULE 13G
                               (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)



                          MACK-CALI REALTY CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 554489 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP NO. 554489 10 4                                         Page 1 of 9 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Mack Group
     --------------

     William L. Mack
     Earle I. Mack
     Mitchell E. Hersh
     David Mack
     Fredric Mack
     Richard Mack
     Stephen Mack
     Earle Mack, as Trustee for Trust Earle Mack A
     Earle Mack, as Trustee for Trust Earle Mack 4/30/92
     William Mack, as Trustee for Trust William Mack A
     William Mack, as Trustee for Trust William Mack 4/30/92
     David Mack, as Trustee for Trust David Mack A
     David Mack, as Trustee for Trust David Mack 4/30/92
     Fredric Mack, as Trustee for Trust Fredric Mack A
     Fredric Mack, as Trustee for Trust Fredric Mack 4/30/92
     Phyllis Mack, as Trustee for Trust f/b/o Richard Mack
     Phyllis Mack, as Trustee for Trust f/b/o Stephen Mack
     Tri-West Associates, L.P.
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /X/
                                                       (b) / /
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             5. SOLE VOTING POWER
 BENEFICIALLY                      0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               6. SHARED VOTING POWER
 PERSON WITH                       11,527,708
                             --------------------------------------------------
                              7. SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                              8. SHARED DISPOSITIVE POWER
                                   11,527,708
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       11,527,708
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       / /
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       16.8%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
       OO
-------------------------------------------------------------------------------

                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  NAME OF ISSUER:

            Mack-Cali Realty Corporation

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(a).  NAME OF PERSON FILING:

            The Mack Group

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(c).  CITIZENSHIP:

            Each member of The Mack Group is a citizen of the United States.

Item 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

Item 2(e).  CUSIP NUMBER:

            554489 10 4

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under Section 15 of the Exchange Act;

    (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange
            Act;

    (d) / / Investment company registered under Section 8 of the Investment Company Act;

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.  OWNERSHIP AS OF DECEMBER 31, 2000:


    (a)  Amount beneficially owned:

           11,527,708

    (b)  Percent of class:

           16.8%

    (c)  Number of shares to which such person has:

          (i)  sole power to vote or to direct the vote:

                 0

         (ii) shared power to vote or to direct the vote:

                 11,527,708

        (iii) sole power to dispose or to direct the disposition of:

                 0

         (iv) shared power to dispose or to direct the disposition of:

                 11,527,708


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable.


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A attached hereto.


Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


Item 10.  CERTIFICATIONS.

          Not applicable.

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001               /s/ William L. Mack
                                       -----------------------
                                       William L. Mack

Dated: February 14, 2001               /s/ Earle I. Mack
                                       -----------------------
                                       Earle I. Mack

Dated: February 14, 2001               /s/ Mitchell E. Hersh
                                       -----------------------
                                       Mitchell E. Hersh

Dated: February 14, 2001               /s/ David Mack
                                       -----------------------
                                       David Mack

Dated: February 14, 2001               /s/ Fredric Mack
                                       -----------------------
                                       Fredric Mack

Dated: February 14, 2001               /s/ Richard Mack
                                       -----------------------
                                       Richard Mack

Dated: February 14, 2001               /s/ Stephen Mack
                                       -----------------------
                                       Stephen Mack

Dated: February 14, 2001               /s/ Earle Mack
                                       -----------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack A

Dated: February 14, 2001               /s/ Earle Mack
                                       -----------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack 4/30/92

Dated: February 14, 2001               /s/ William Mack
                                       -----------------------
                                       William Mack, as Trustee for Trust
                                       William Mack A

Dated: February 14, 2001               /s/ William Mack
                                       -----------------------
                                       William Mack, as Trustee for Trust
                                       William Mack 4/30/92

Dated: February 14, 2001               /s/ David Mack
                                       -----------------------
                                       David Mack, as Trustee for Trust
                                       David Mack A


Dated: February 14, 2001               /s/ David Mack
                                       ------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack 4/30/92

Dated: February 14, 2001               /s/ Fredric Mack
                                       ------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack A

Dated: February 14, 2001               /s/ Fredric Mack
                                       ------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack 4/30/92

Dated: February 14, 2001               /s/ Phyllis Mack
                                       ------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Richard Mack

Dated: February 14, 2001               /s/ Phyllis Mack
                                       ------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Stephen Mack

Dated: February 14, 2001               Tri-West Associates, L.P.
                                       ------------------------
                                       By:  Tri-West Operating Corporation
                                              General Partner

                                       By:  /s/ William L. Mack
                                            -------------------
                                            William L. Mack
                                            Chairman

                                  Exhibit A

                                THE MACK GROUP

============================================================================================================
                                 NAME                                    NUMBER OF SHARES
                                                                         BENEFICIALLY OWNED*
-----------------------------------------------------------------------------------------------------------
William L. Mack                                                              2,859,787
-----------------------------------------------------------------------------------------------------------
Earle I. Mack                                                                2,472,811
-----------------------------------------------------------------------------------------------------------
Mitchell E. Hersh                                                              495,904
-----------------------------------------------------------------------------------------------------------
David Mack                                                                   2,577,374
-----------------------------------------------------------------------------------------------------------
Fredric Mack                                                                   847,892
-----------------------------------------------------------------------------------------------------------
Richard Mack                                                                    14,355
-----------------------------------------------------------------------------------------------------------
Stephen Mack                                                                    14,355
-----------------------------------------------------------------------------------------------------------
Earle Mack, as Trustee for Trust Earle Mack A                                  132,946
-----------------------------------------------------------------------------------------------------------
Earle Mack, as Trustee for Trust Earle Mack 4/30/92                             79,160
-----------------------------------------------------------------------------------------------------------
William Mack, as Trustee for Trust William Mack A                              132,915
-----------------------------------------------------------------------------------------------------------
William Mack, as Trustee for Trust William Mack 4/30/92                         79,162
-----------------------------------------------------------------------------------------------------------
Fredric Mack, as Trustee for Trust Fredric Mack A                              132,945
-----------------------------------------------------------------------------------------------------------
Fredric Mack, as Trustee for Trust Fredric Mack 4/30/92                         79,160
-----------------------------------------------------------------------------------------------------------
David Mack, as Trustee for Trust David Mack A                                  132,945
-----------------------------------------------------------------------------------------------------------
David Mack, as Trustee for Trust David Mack 4/30/92                             79,160
-----------------------------------------------------------------------------------------------------------
Phyllis Mack, as Trustee for Trust f/b/o Richard Mack                          491,850
-----------------------------------------------------------------------------------------------------------
Phyllis Mack, as Trustee for Trust f/b/o Stephen Mack                          491,850
-----------------------------------------------------------------------------------------------------------
Tri-West Associates, L.P.                                                      413,137
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                       11,527,708
===========================================================================================================

         * INCLUDES LIMITED PARTNERSHIP UNITS REDEEMABLE FOR SHARES OF COMMON STOCK, VESTED WARRANTS TO PURCHASE LIMITED PARTNERSHIP UNITS REDEEMABLE FOR SHARES OF COMMON STOCK AND VESTED OPTIONS AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK.

                                    Exhibit B

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Mack-Cali Realty Corporation.

Dated: February 14, 2001               /s/ William L. Mack
                                       -----------------------
                                       William L. Mack

Dated: February 14, 2001               /s/ Earle I. Mack
                                       -----------------------
                                       Earle I. Mack

Dated: February 14, 2001               /s/ Mitchell E. Hersh
                                       -----------------------
                                       Mitchell E. Hersh

Dated: February 14, 2001               /s/ David Mack
                                       -----------------------
                                       David Mack

Dated: February 14, 2001               /s/ Fredric Mack
                                       -----------------------
                                       Fredric Mack

Dated: February 14, 2001               /s/ Richard Mack
                                       -----------------------
                                       Richard Mack

Dated: February 14, 2001               /s/ Stephen Mack
                                       -----------------------
                                       Stephen Mack

Dated: February 14, 2001               /s/ Earle Mack
                                       -----------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack A

Dated: February 14, 2001               /s/ Earle Mack
                                       -----------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack 4/30/92

Dated: February 14, 2001               /s/ William Mack
                                       -----------------------
                                       William Mack, as Trustee for Trust
                                       William Mack A

Dated: February 14, 2001               /s/ William Mack
                                       -----------------------
                                       William Mack, as Trustee for Trust
                                       William Mack 4/30/92

Dated: February 14, 2001               /s/ David Mack
                                       -----------------------
                                       David Mack, as Trustee for Trust
                                       David Mack A


Dated: February 14, 2001               /s/ David Mack
                                       ------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack 4/30/92

Dated: February 14, 2001               /s/ Fredric Mack
                                       ------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack A

Dated: February 14, 2001               /s/ Fredric Mack
                                       ------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack 4/30/92

Dated: February 14, 2001               /s/ Phyllis Mack
                                       ------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Richard Mack

Dated: February 14, 2001               /s/ Phyllis Mack
                                       ------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Stephen Mack

Dated: February 14, 2001               Tri-West Associates, L.P.
                                       ------------------------
                                       By:  Tri-West Operating Corporation
                                              General Partner

                                       By:  /s/ William L. Mack
                                            -------------------
                                            William L. Mack
                                            Chairman